AGREEMENT FOR SALE AND PURCHASE OF
                                     SHARES



                     BCA CONSULTING LIMITED, GMK CONSULTING
                  LIMITED, AND BLACK SHEEP CONSULTING LIMITED

                      BROCKER TECHNOLOGY GROUP (NZ) LIMITED

                        BROCKER TECHNOLOGY GROUP LIMITED

                    GREGORY PETER WOOLLEY, BRETT CHRISTOPHER
                         ARTHUR and HAMISH GREGORY MILES



                  Relating to Certus Project Consulting Limited


                                     [LOGO]
                                 LOWNDES JORDAN
                             BARRISTERS & SOLICITORS

Agreement dated  7th September 2000

PARTIES

1. BCA CONSULTING LIMITED, at Auckland GMK CONSULTING LIMITED, and BLACK SHEEP CONSULTING LIMITED, both at Hamilton (Vendor)

2.   BROCKER TECHNOLOGY GROUP (NZ) LIMITED at Auckland (Purchaser)

3. BROCKER TECHNOLOGY GROUP LIMITED a company listed on the Toronto Stock Exchange (BKI)

4. GREGORY PETER WOOLLEY, BRETT CHRISTOPHER ARTHUR and HAMISH GREGORY MILES all of Auckland, Company Directors (Covenantors)

BACKGROUND

A. The Vendor is the holder of the Shares together with all rights attaching to the Shares.

B. The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor all of the Shares for the Consideration and upon the terms and conditions contained in this Agreement.

TERMS

1.   Definitions and Interpretation

     1.1 Definitions: In this Agreement the following terms shall have the meanings specified:

     Accounting Date        31 August 2000.

     Associated Person      the meaning given  in section  OD7(1) of  the Income
                            Tax Act 1994.

     Business Day           a day  (other than  a Saturday  or Sunday)  on which
                            registered banks are open for business in Auckland.

     Business Records       all books of account, Financial Statements, records,
                            files,  data,   databases,   certificates  or  other
                            evidence   of  title  to  assets   and   information
                            howsoever recorded or stored relating to or required for the business of the

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Agreement for Sale and Purchase of Shares                                      2


                            Company or pertaining to its affairs.

     Cashflow               the  meaning  ascribed  to that  term in the  Escrow
                            Agreement.

     Charge includes option, right to acquire, lien, pledge, mortgagee, assignment, charge, security interest, bailment, or encumbrance or adverse interest of any nature whether legal or equitable and no matter how arising but excluding claims of suppliers of goods subject to retention of title provisions supplied in the normal course of business.

     Company CERTUS PROJECT CONSULTING LIMITED, a company incorporated under the Companies Reregistration Act 1993 as a company whose shareholders have limited liability under No. 956008 having its registered office at 49A Vauxhall Road Devonport Auckland and having its capital divided into 80,000 ordinary shares each which rank pari passu in all respects and which have been issued and allotted and are fully paid up as to 100% of the liability attaching to such shares.

     Completion             completion  by the parties of the sale and  purchase
                            of the Shares as provided in clause 6.

     Completion             Date the actual date of  Completion  being the later
                            of 31 October 2000 or 7 days after the date the conditions referred to in clause 10 have been satisfied or waived by the party entitled to waive the same (whichever is the later) or such other date as may be agreed upon by the parties.

     Consideration          A sum calculated as follows:

                            The lower of:

                            (i) one and one half times the Sales Revenue of the Company excluding GST; or

                            (ii) 21.72  times the Net Profit  before Tax for the
                                 Company

                            provided  that  the  price  shall  not  exceed  $2.5
                            million.

     Consideration          Shares fully paid ordinary  shares in the capital of
                            BKI issued in accordance with the provisions of clause 3.1. Such shares shall rank in all respects pari passu with the existing ordinary shares in the capital of BKI.

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Agreement for Sale and Purchase of Shares                                      3


     Constitution           the Constitution of the Company.

     Costs                  includes  any and all costs (on a solicitor  and own
                            client   basis),   expenses,   damages,   penalties,
                            interest, compensation, and awards.

     Disclosure Letter      the  letter   from  the  Vendor  to  the   Purchaser
                            disclosing  information  pursuant  to  clause  8 and
                            Schedule 2.

     Escrow Agreement       the Escrow Agreement in the form annexed as Annexure
                            3 to be entered into by BKI, the Vendor and the Trustee.

     Exchange Rate          the average  between the  WestpacTrust  buy and sell
                            rates for the exchange of $NZ to $CAD, at the close of business on the date specified in this Agreement or where a date is not specified, on the last
                            Business Day prior to the date of the relevant transaction.

     Financial Statements   each and every part of the  financial  statements of
                            the  Company  for the Year  which  ended on the Last
                            Accounting Date.

     GAAP Generally accepted accounting principles adopted in New Zealand.

     GST                    Goods and Services Tax levied under the GST Act.

     GST Act                Goods and Services Tax Act 1985.

     Intellectual Property  all   intellectual   property   and   includes   all
                            confidential information,  trade secrets,  drawings,
                            designs, techniques,  programmes,  processes, logos,
                            copyrights,   trade  or  service   marks,   patents,
                            registered designs, and other information and rights capable of being protected under New Zealand or other laws relating to intellectual property no matter how recorded or stored and any applications for same.

     Interest Rate          the cost of funds rate for the BKI Group.

     Last Accounting Date   31 August 2000.

     Net Profit before Tax  The net profit before tax for the Company for the 12 month period ending 31 August 2000 as determined from the audited annual accounts of the Company.

     Penalty Rate           the WestpacTrust Indicator Lending Rate plus 8%.

     Proceedings            includes  proceedings,   claims,  demands,  actions,
                            conferences, mediations, conciliations, compromises, arbitrations, hearings or appeals arising out of,

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Agreement for Sale and Purchase of Shares                                      4


                            preliminary to or in connection with any dispute or alleged dispute.

     Related Company        a related company as defined sections 5 to 8 of the
                            Companies Act 1993.

     Sales Revenue          The sales  revenue  for the Company for the 12 month
                            period ending 31 August 2000 as determined from the audited annual accounts of the Company.

     Shares all of the existing issued shares in the capital of the Company.

     Statutory Books        the Company's  Constitution,  and its Certificate of
                            Incorporation, Directors' and Members' minute book, Register of Members, Register of Directors and
                            Secretaries, Interests Register, Register of Charges and Seal Register (if any).

     Strike Price           in respect  of the BKI shares to be issued  pursuant
                            to this Agreement is the last sale price for BKI shares on the Toronto Stock Exchange on 1 September
                            2000.

     Subsidiary             a  subsidiary  as defined in  sections 5 to 8 of the
                            Companies Act 1993.

     Taxation all forms of taxation (including without limitation capital gains tax, income tax, surtax, estate duty, stamp duty, rates, GST, PAYE, withholding tax, provisional tax, duties, customs and other import or export duties and all other statutory, fiscal, central or local government or municipal impositions, duties and levies) and all re-assessments, penalties, Charges, Costs and interest relating to such taxation for non-compliance or otherwise.

     Trustee Montreal Trust or such other trustee approved by the Toronto Stock Exchange or NASDAQ as the case may be to hold BKI shares pursuant to the Escrow Agreement.

     Warranties             the representations, warranties, and undertakings of
                            the Vendor set out in Schedule 1.

     Year a financial year from 1 April to 31 March in the next year.

     1.2 Interpretation: In the interpretation of this Agreement, unless the context otherwise requires:

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Agreement for Sale and Purchase of Shares                                      5


        1.2.1 References to the parties include their respective executors, administrators, successors and permitted assigns;

        1.2.2 References to persons include individuals, partnerships, firms, associations, corporations and unincorporated bodies of persons, government or semi-government or local body or municipal bodies, and agencies or political subdivisions of them in any case whether having separate legal personality or not;

        1.2.3   Words in the singular shall include the plural and vice versa;

        1.2.4   Words importing one gender shall include the other genders;

        1.2.5 Any obligation not to do anything includes an obligation not to suffer, permit or cause that thing to be done;

        1.2.6 Headings have been inserted for convenience only and shall not affect the construction of this Agreement;

        1.2.7 Reference to a statute includes all statutes amending, consolidating or replacing the statute referred to;

        1.2.8 References to clauses and schedules shall be construed as references to the same in this Agreement.

     1.3 Joint and Several Liability: If a party comprises more than one person then each person comprising that party shall be bound jointly and severally.

     1.4 Time of the Essence: Time shall be of the essence of this Agreement both as to dates and periods.

     1.5 Precedence of Documents: If there is any conflict between the provisions of this Agreement and the Escrow Agreement, the provisions of this Agreement shall prevail.

     1.6 New Zealand Currency. Unless stated a reference to dollars shall be a reference to New Zealand currency.

     1.7 Covenantors' Guarantee. In consideration of the Purchaser entering into this Agreement at the request of the Covenantors the Covenantors jointly and severally unconditionally and irrevocably guarantee to the Purchaser the due and punctual performance and observance by the Vendor of its obligations under this Agreement and notwithstanding any other provision in this Agreement this guarantee shall not be affected by the granting of time or other indulgence on the part of the Vendor.

2.   Agreement for Sale and Purchase

     2.1 Sale and Purchase: The Vendor agrees to sell and the Purchaser agrees to purchase the Shares for the Consideration.

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Agreement for Sale and Purchase of Shares                                      6


     2.2 Accrual Rules: The Consideration is the lowest price the parties would have agreed upon at the date of this Agreement for the sale and purchase of the Shares and is consequently the core acquisition price pursuant to Section OB1(c) of the Income Tax Act 1994.

     2.3 Audit: The Purchaser shall, at its cost, appoint Deloittes to conduct a financial review. Deloittes shall, if required by the Purchaser, audit the Financial Statements and the financial statements for the Company for the Year ending on the Accounting Date. Such audit shall be conducted by Deloittes adopting GAAP which shall be applied consistently over the various audit periods.

     2.4 Calculation of Consideration: Deloittes shall calculate the Consideration in accordance with GAAP. The Vendor shall be provided with a copy of the Deloittes calculations and a period of 10 Business Days following receipt of such calculations to review and make submissions on the mode of calculation. Following expiry of such period, if the Vendor raises no objection, the Deloittes calculations shall be deemed to have been accepted and shall be binding on the parties.

     2.5 Resolution of Dispute regarding Consideration: In the event that the Vendor objects to the calculation of the Consideration pursuant to clause 2.4 the parties shall refer it to an independent expert to be agreed by the parties, and if no agreement can be reached within ten Business Days of the objection, to be nominated by the President of the Institute of Chartered Accountants of New Zealand. The expert's determination shall be final and binding upon the parties. The costs of the expert shall be borne equally between the Vendor and the Purchaser. Each party shall cooperate fully with the expert and provide all documents and assistance necessary to enable the expert to make a determination.

3.   Consideration and Payment

     3.1 Satisfaction of Consideration: The Consideration shall be paid or satisfied by the by way of the issue and allotment to the Vendor free from all Charges of the Consideration Shares.

     3.2 Issue of Shares: BKI shall issue the Consideration shares pursuant to clause 3.1 on completion of the calculation of the Consideration pursuant to clause 2.4 in numbers which have a value (based on the Strike Price converted to $NZ at the Exchange Rate at 1 September
          2000) equal to the Consideration.

     3.3 Trust: The Consideration Shares shall initially be issued to the Trustee to be held in escrow pursuant to the Escrow Agreement and subject to the escrow specified in clause 3.4 and in the Escrow Agreement.

     3.4  Escrow Provisions:

        3.4.1 Release of Consideration Shares: The Consideration Shares shall be held by the Trustee and released upon the following terms:

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Agreement for Sale and Purchase of Shares                                      7


          (a) Escrow Period: None of the Consideration Shares may be released by the Trustee or sold by the Vendor before 31 August 2001.

          (b) Proportional Sale of Shares: Subsequently not more than 25% of the Consideration Shares shall be sold by the Vendor in any given business trading quarter.

4.   Consideration Shares Value Indemnity

     4.1 The Purchaser will indemnify the Vendor against a drop in the value of the Consideration Shares upon the following terms:

        4.1.1 In the event that the market value of Consideration Shares released from escrow is below the Strike Price (both denominated in Canadian dollars) then the Purchaser shall within 10 business days of the notice given by the Vendor under clause 4.1.3, give the Vendor ( in cash or further BKI shares at the option of the Purchaser) a sum equivalent to the difference between the Strike Price and the market value as at the date that the market value is determined in accordance with clause 4.1.3.

        4.1.2   This indemnity applies during the following periods:

                ----------------------------------------------------------------
                Proportional      Quantity released from    Expiry of
                Release Date      Escrow                    Guarantee Date
                ----------------------------------------------------------------
                31 August 01      25% of total              30 November 01
                ----------------------------------------------------------------
                30 November 01    25% of total              28 February 02
                ----------------------------------------------------------------
                28 February 02    25% of total              31 May 02
                ----------------------------------------------------------------
                31 May 02         25% of total              31 August 02
                ----------------------------------------------------------------

        4.1.3 To invoke the indemnity the Vendor must, within the period between the Proportional Release Date and the Expiry of Guarantee Date for that tranche notify the Purchaser in writing of its intention to invoke the indemnity For the purpose of calculating the sum to be paid under the indemnity the market value of the shares shall be the last sale price for BKI shares on the Toronto Stock Exchange on the day prior to the Vendors' notice being received by the Purchaser.

        4.1.4 The Vendor shall be entitled to give only one notice pursuant to clause 4.1.3 in relation to each tranche of Consideration Shares

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Agreement for Sale and Purchase of Shares                                      8


5.   Parties' Obligations on or before Completion

     5.1  Vendor's Obligations: On or before Completion the Vendor shall:

        5.1.1 Disclosure: Deliver to the Purchaser within 10 business days of execution of this Agreement the Disclosure Letter signed by the Vendor.

        5.1.2 Release of Liability to Associated Persons: Procure that the Company is released unconditionally from all liability and obligations whatsoever (whether actual or contingent) to the Vendor or any Associated Persons of the Vendor. If such release is not or cannot properly be provided on or before Completion then the Vendor will indemnify the Company and the Purchaser from and against all Costs and Proceedings in respect of such liability and obligations. Liabilities and obligations incurred in respect of normal trade purchases or transactions on usual commercial terms for payment and performance shall not be required to be so released.

        5.1.3 Access to Business: Ensure that the Purchaser and its representatives have full access to the Statutory Books and the Business Records from the date of this Agreement and will be given promptly all information they may reasonably require concerning the business or affairs of the Company.

        5.1.4 Filing of Satisfactions of Charges: File memoranda of satisfaction with the Registrar of Companies, the High Court Chattels Register or the Land Transfer Office or the Motor
                Vehicles Security Register (as appropriate) in respect of all Charges registered against the property of the Company.

        5.1.5 Employment Contracts: Procure the execution of employment contracts between (at Purchaser's option) the Company or the Purchaser as employer and each of Greg Woolley, Brett Arthur, and Hamish Miles and such other members of the Company's staff as may be selected by the Purchaser in a form acceptable to the Purchaser. The employment contracts will be based upon the standard terms of executive employment contract adopted by the Purchaser at the Completion Date, and will incorporate the following terms:

               (a) Greg Woolley: $100,000 gross base including car allowance plus $50,000 gross variable (based on the NPBT result vs. budget for the Professional Services Division). Role to manage the Professional Services Division reporting to Richard Justice, CEO of the Purchaser.

               (b) Brett Arthur: $100,000 Gross base including car allowance plus $50,000 gross variable (based on the Northern Region NPBT result vs. budget for the Professional Services Division).

               (c) Hamish Miles: $100,000 Gross base including car allowance plus $50,000 gross variable (based on the Northern Region Gross Margin performance vs. budget for the project management practice within the Professional Services Division).

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Agreement for Sale and Purchase of Shares                                      9


        5.1.6 Personal Assets: Procure that all assets owned by the Company but principally employed for the personal use of the Vendor are sold and removed from the Company asset register by the Completion Date.

        5.1.7 Consultation: Consult with the Purchaser in relation to all matters which materially affect the Company or its operations including items of capital expenditure and general expenses totalling more than $5,000 or falling outside the ordinary course of business of the Company.

        5.1.8 Constitution: Procure the adoption of a new Constitution by the Company which has been approved by the Purchaser.

        5.1.9 Business Plan: Will cooperate with the Purchaser to prepare a concise business plan for the Brocker Professional Services Division Auckland, which is to be comprised of the Company following Completion, merged with the Purchaser's current professional services activities including its Pritec and Imprise New Zealand divisions. The plan will include details of:

               (a)  The  business   objectives  of  the  Professional   Services
                    Division (PSD).

               (b)  The roles and responsibilities for the PSD Management Team.

               (c)  Employment   terms,   KPIs  and  remuneration  for  the  PSD
                    Management Team.

               (d)  The planned structure for the new PSD entity.

               (e) The role of the PSD Management Team in any proposed acquisitions.

               (f)  Information technology and human resources practices.

               (g)  The location of offices for the PSD, in the Auckand CBD.

     5.2 Supervision and Implementation of Business Plan: Mike Ridgway will be the executive sponsor for the development, approval and sign off of the business plan, and will remain as the project sponsor for all projects identified in the business plan. The execution of the business plan will be the responsibility of the services management team of the PSD.

     5.3 Purchaser's Obligations: The Purchaser shall use best endeavours to obtain a release of the Vendor of all personal liabilities which may arise after Completion in relation to personal guarantees (as specified in Item 2 of Schedule 3) provided by any of them in respect of obligations of the Company. Should any such releases not be procured then the Purchaser shall indemnify the Vendor in respect of all Costs and Proceedings which arise in relation to his personal guarantees for acts or omissions of the Company after Completion.

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Agreement for Sale and Purchase of Shares                                     10


6.   Completion

     6.1 Initial Settlement: Completion shall take place on the Completion Date at the offices of the Purchasers' solicitors Lowndes Jordan at 2.15 p.m. or at such other time or place as the parties shall agree at which time the Purchaser shall be entitled to the possession of the business conducted by the Company and the Vendor will hand to the
          Purchaser:

     6.2 Share Transfers: Transfers of the Shares to the Purchaser and/or its nominee duly executed by the Vendor in registrable form;

        6.2.1 Share Certificates: The share certificates (if any) for the Shares or if none have been issued a statutory declaration by an officer of the Company to such effect;

        6.2.2 Pre-emptive Rights Waivers: A waiver signed by the Vendor and each of them whereby they waives all rights of pre-emption conferred on any of them by the Constitution or otherwise in respect of the transfer of all or any of the Shares;

        6.2.3 Directors' Resolutions: Evidence of the passing of effective resolutions of the Directors of the Company to register the transfer of the Shares into the name of the Purchaser and/or its nominee in the Register of Members of the Company in respect of the Shares;

        6.2.4 Shareholders' Resolutions: Evidence of the passing of effective shareholders' resolutions appointing Michael Ridgway and Richard Justice as directors of the Company and adopting a Constitution for the Company pursuant to clause 5.1.8;

        6.2.5 Releases of Charges over Shares: Unconditional releases of any Charges over any of the Shares;

        6.2.6 Company Records: The Statutory Books and the Business Records of the Company;

        6.2.7 Pre-conditions: Evidence satisfactory to the Purchaser that the Vendor has fulfilled its obligations under clause 5.

7.   Default

     7.1 Default by Vendor: Without prejudice to clause 9, if the Vendor has not fully complied with the provisions of clauses 5 or 6 on Completion, the Purchaser may (in addition to and without prejudice to all other rights or remedies available to the Purchaser under this Agreement or otherwise) at the Purchaser's option:

        7.1.1   Rescind: Rescind this Agreement; or

        7.1.2 Completion: Effect Completion so far as practicable having regard to the defaults which have occurred (without releasing the Vendor from

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Agreement for Sale and Purchase of Shares                                     11


                liability to comply as soon as possible with the Vendor's obligations under clauses 5 and 6).

     7.2 Default by Purchaser: If from any cause whatsoever except default of the Vendor:

        7.2.1 Interest: Any portion of the Consideration is not paid upon the due date for payment the Purchaser shall pay to the Vendor interest calculated at the Interest Rate on the portion of the Consideration so unpaid from the due date for payment until payment.

        7.2.2 Other Action: The Purchaser and/or BKI shall be in default under this Agreement then the Vendor may:

               (a)  Sue the Purchaser for specific performance; or

               (b)  Cancel this agreement and sue the Purchaser for damages.

8.   Warranties

     8.1 Vendor's Warranties: The Vendor warrants and undertakes to the Purchaser in terms of the Warranties that:

        8.1.1   Investigations not to affect Warranties:  Except as disclosed in
                Schedule 2 and/or the Disclosure Letter, the Warranties shall not be modified, qualified or discharged or in any way affected by any investigation made by the Purchaser into the affairs of the Company;

               (a) Separate and Independent: Each of the Warranties shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other of the Warranties or any other provision of this Agreement.

               (b) Reliance on Warranties: The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance (among other things) on the Warranties.

     8.2 Vendor's Covenants: The Vendor warrants, represents and undertakes to the Purchaser and also as a separate covenant to the Company:

        8.2.1 Indemnity: That the Vendor will keep the Purchaser and the Company fully indemnified against all and any depletion in or reduction in the value of the Shares or any of the assets of the Company and all Proceedings and Costs reasonably suffered or incurred by the Purchaser or the Company as a result of or in relation to any breach or non-fulfilment of any of the Warranties and all Costs incurred in making, defending or compromising any Proceedings in relation to facts or matters which are a breach or non-fulfilment; and

        8.2.2 No Representations Made: That no promise or representation has been made to them in connection with any of the Warranties or the Disclosure

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Agreement for Sale and Purchase of Shares                                     12


                Letter in respect of which the Company or any of the directors or employees of the Company might be liable; and

        8.2.3 No Breach of Warranties Prior to Completion: That the Vendor will, so far as they are able, procure that (except only as may be necessary to give effect to this Agreement) neither they nor the Company shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at any time prior to or on Completion or which would make any of the Warranties inaccurate or misleading if they were so given; and

        8.2.4 Disclosure of Change in Circumstances: The Vendor will forthwith disclose in writing to the Purchaser any matter or thing which may arise or become known to any of them after the date of this Agreement and prior to Completion which:

               (a) is inconsistent with any of the Warranties or which might render any of them inaccurate or misleading when given at Completion; or

               (b) might be material to be known by a Purchaser for value of the Shares;

               (c) might have a material adverse effect on the value of the Shares or any of the assets of the Company.

        8.2.5 Warranty Limitations: Notwithstanding any other provisions of this Agreement, the warranties are made and given subject to the provisions of Schedule 2.

     8.3 Purchaser Warranties to Vendor: The Purchaser warrants represents and undertakes to the Vendor:

        8.3.1 Purchaser's Power: The Purchaser has the legal right and power to enter into this Agreement and purchase the Shares from the Vendor.

        8.3.2 BKI's Power: BKI has the legal right and power to enter into this Agreement and the Escrow Agreement.

        8.3.3 Authorisation: The execution, delivery and performance of this Agreement and the Escrow Agreement have been duly authorised by all necessary corporate action and each of them is valid, binding and enforceable against the Purchaser and BKI respectively.

9.   Rights of Rescission

     9.1 Rescission for Breach: Without prejudice to clause 7, if on or prior to Completion it should be found that:

        9.1.1 Unfulfilled Obligations: Any obligation of the Vendor contained in this Agreement is or will on Completion be unfulfilled; or

Agreement for Sale and Purchase of Shares                                     13


        9.1.2 Breach of Warranties: Any Warranty is or may at Completion be inaccurate or misleading then the Purchaser may, without prejudice to any other rights available to it under clause 9.2 of this Agreement, by notice in writing to the Vendor, rescind this Agreement.

     9.2 Effect of Rescission: Rescission of this Agreement under clause 9.1 shall not extinguish any right of the Purchaser to damages or compensation.

     9.3  Rescission  for  Matters  other  than  Default:  If  on  or  prior  to
          Completion:

        9.3.1 Destruction of Assets: Any asset of the Company shall be destroyed or damaged to an extent which in the opinion of the Purchaser materially and adversely affects the Company or the carrying on of the business of the Company; or

        9.3.2 Material Adverse Change: Any other event shall occur which affects or is likely to affect adversely to a material degree the Company or the financial position, business, assets or profitability of the Company or the value of the Shares to the Purchaser, the Purchaser shall be entitled by notice in writing to the Vendor to rescind this Agreement, but the occurrence of such an event shall not give rise to any right to damages or compensation except where the Vendor have failed to give notice of such event as required by clause 8.2.4.

10.  Conditions

     10.1 This Agreement is conditional upon:

        10.1.1 Asset Lessor's Consent: Consent being given by the lessor of any assets leased by or on hire or conditional purchase to the Company to the transfer of the Shares to the Purchaser where the failure to obtain such consent might constitute an event of default under such lease or hire or conditional purchase agreement; and

        10.1.2 Government or Regulatory Consents: Consent being given by any New Zealand, Canadian or United States government or regulatory body whose consent is required to enable Completion of this Agreement; and

        10.1.3 Material Contractors' Consent: Consent being given by the other party or parties to any agreement under which the Company enjoys any material benefit where without such consent such agreement might be terminated, which agreements include without limitation those specified in Item 1, Schedule 4; and

        10.1.4 Stock Exchange Approval: The approval of the Toronto Stock Exchange and, at the option of the Purchaser, the consent of NASDAQ.

        10.1.5 Board Approval: The approval of the board of directors of the Purchaser and of BKI.

Agreement for Sale and Purchase of Shares                                     14


        10.1.6 Board Approval: The approval of the board of directors of the Vendor.

     10.2 Fulfilment  of  Conditions:  Each of the parties shall do all acts and
          things   reasonably   necessary  to  procure  the  fulfilment  of  the
          conditions set out in clause 10.1

     10.3 Failure of Conditions: Should:

        10.3.1 Not Satisfied: Any of the conditions set out in clause 10.1 not be fulfilled or waived (as the case may be) by the Completion Date or such later date as may be agreed by the parties; or

        10.3.2 Unreasonable Conditions: Any consent or approval required in terms of the conditions set out in clause 10.1 be granted on terms not reasonably acceptable to any affected party then this Agreement shall be voidable by notice in writing and upon issue of such notice this Agreement shall then be at an end and the parties shall not have any further rights or obligations except that the Vendor will repay any deposit or part payment of the Consideration.

11.      Non Competition

11.1 Non-Competition: In consideration of the Purchaser entering into this Agreement and as a condition precedent the Covenantors (and each of the Covenantors individually) acknowledge that the value of the Consideration is dependent upon and the Purchaser has agreed to pay the Consideration on the basis that the Covenantors will not carry on a business the same as or in substantial competition with that at present carried on by the Company in opposition to the Company or the Purchaser after Completion for the period specified below and accordingly the Covenantors covenant and agree with the Purchaser that:

11.2 Business: Each of them will not during a period of 1 year from the termination of his Service Agreement with the Company or Purchaser provided for in clause 5.1.5 at any place in New Zealand or the South Pacific be directly or indirectly engaged or connected or interested in a Business either on his own account or as a partner with or as an employee of any other person or as a shareholder, director, officer, consultant, adviser or employee of any person or directly or indirectly assist financially any such Business except:

        11.2.1 as a servant of the Company, the Purchaser or a Subsidiary of the Purchaser; or

        11.2.2  with the prior written consent of the Purchaser; or

        11.2.3 as holder of not more than 5% of the shares in the capital of any public company if and only so long as such shares are listed on any official stock exchange; and

Agreement for Sale and Purchase of Shares                                     15


     11.3 Orders: None of them will not on his own account or for any person, enterprise, firm, trust, joint venture or syndicate solicit orders for such Business otherwise than for the benefit of the Company from any person, firm or company who at the Completion Date was or had previously been a customer of the Company; and

     11.4 Employees: None of them will not on his own account or for any person, enterprise, firm, trust, joint venture or syndicate entice or attempt to entice away from the Company or the Purchaser any employee of the Company or of the Purchaser or of any Subsidiary of the Purchaser.

     11.5 Provisions with respect to Covenants: Each of the covenants contained in clause 11.1 shall:

        11.5.1 Separate and Severable: Be separate and severable and to the extent that any such provision is unenforceable by reason of its period, scope or area being held by a court of competent jurisdiction to be unreasonable, then such provision shall be limited to the maximum period, scope or area which such court considers reasonable and shall be enforceable on those terms;

        11.5.2  Benefit of Purchaser  and  Assigns:  Be given for the benefit of
                and  be  enforceable  by  the  Purchaser  and  the   Purchaser's
                successors and assigns.

12.  Arbitration

     12.1 Submission: If any dispute or difference shall arise between any of the parties in any way arising out of or in connection with this Agreement such dispute or difference shall be referred to the arbitration pursuant to the Arbitration Act 1996.

13.  General

     13.1 Non-Merger: The warranties, indemnities, representations and undertakings set out in this Agreement shall notwithstanding any rule of law to the contrary not merge in the instruments of transfer executed pursuant to this Agreement but shall remain in full force and effect and enforceable to the fullest extent.

     13.2 No Announcement: The parties agree that (except as may be required by law or by the requirements of the Toronto Stock Exchange) they will not make any announcement or disclosures as to the subject matter of this Agreement except in a form and manner and at such time as all parties may agree.

     13.3 Notices: Any notice to be given pursuant to this Agreement shall be given in accordance with and subject to the following provisions of this clause 13.3:

        13.3.1  In Writing: Notices shall be in writing;

        13.3.2 Delivery: Without prejudice to any other sufficient mode of delivery, a notice may be sent by hand, prepaid post, telex or facsimile to the address or number (in the case of telex or facsimile) of the intended

Agreement for Sale and Purchase of Shares                                     16


                recipient last advised to the sender in accordance with this clause. The initial addresses and numbers of the parties are:

                Vendor: c/o McVeagh Fleming (attention Geoff Baxter)
                Level 15
                155 Queen Street,
                Auckland
                P.O. Box 4099
                Facsimile: 379-4230

                Purchaser:
                P.O. Box 99 222
                Newmarket
                17 Kahika Road Beachhaven AUCKLAND
                Facsimile: 481 9981

        13.3.3 Notice by Hand: Subject to clause 13.3.6, a notice delivered by hand shall be received on delivery;

        13.3.4 Notice by Post: Subject to clause 13.3.6, a notice sent by prepaid post shall be deemed to be received 3 days after being posted;

        13.3.5 Notice by Telex or Facsimile: Subject to clause 13.3.6, a notice sent by telex or facsimile shall be deemed to be received at the time of transmission where a transmission report or answerback code produced by the sender's machine indicates successful transmission;

        13.3.6 Receipt Outside Business Hours: Any notice received or deemed to be received pursuant to clauses 13.3.3, 13.3.4 or 13.3.5 after
                5.00 p.m. (recipient's time) on a Business Day in the recipient's city or on a day which is not a Business Day in the recipient's city shall be deemed to be received at 9.00 a.m. (recipient's time) on the next Business Day in the recipient's city;

     13.4 Proof of Delivery: In proving delivery of a notice, it shall be sufficient:

        13.4.1 By Hand: In the case of a notice by hand, to provide evidence that the notice was delivered to the address of the recipient and no acknowledgement from the recipient shall be necessary;

        13.4.2 By Post: In the case of a notice by post, to provide evidence that the notice was correctly addressed and posted in a prepaid envelope;

        13.4.3 By Telex or Facsimile: In the case of a notice by telex or facsimile, to provide the transmission report produced by the sender's machine showing a successful transmission to the correct number of the recipient and to have telephoned the recipient to confirm receipt of a legible copy of such notice.

Agreement for Sale and Purchase of Shares                                     17


     13.5 Applicable Law and Jurisdiction: This Agreement shall be governed by and construed and interpreted in accordance with the laws of New Zealand and the parties irrevocably submit to the exclusive jurisdiction of the New Zealand courts.

     13.6 Further Assurance: The parties will do all things including without limitation the execution of documents as shall be necessary to give full effect to this Agreement.

     13.7 Entire Agreement: This Agreement including all schedules, annexures and exhibits to it, and any documents incorporated by express reference forms the entire agreement between the parties relating to its subject matter and supersedes all prior agreements and understandings between the parties with respect to that subject matter. If there is any conflict between the terms of this document and any

     13.8 Variation: This Agreement may only be varied by an express written agreement executed by all the parties or by persons duly authorised in writing on their respective behalf.

     13.9 Costs: Each party shall bear their own costs of and incidental to the preparation, Completion and implementation of this Agreement. If either party elects not to proceed with this Agreement prior to completion then all professional fees incurred by both parties in relation to this Agreement and the transactions associated with this Agreement shall be borne by the party so withdrawing.

    13.10 Waiver: No failure to exercise and no delay in exercising on the part of any party any right under this Agreement shall operate as a waiver of that right. No single or partial exercise of any right shall preclude any other or further exercise of such right or the exercise of any other right. Any such waiver unless otherwise expressly agreed in writing, shall only apply in respect of the particular circumstances for which it is given.

    13.11 Counterparts: This Agreement may be signed in any number of counterparts, all of which when taken together constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart. The parties will co-operate to circulate all counterparts to each other for the purposes of having all counterparts executed by all parties as soon as practicable following Completion.

14.  Execution

     14.1 Facsimile Copy: The execution of a facsimile copy of this Agreement and its transmission by facsimile to all of the parties or their solicitors shall be sufficient to constitute a legal contract and satisfy the requirements of section 2 of the Contracts Enforcement Act 1956.

     14.2 Original Copy: If any party requires the original signed facsimile copy shall be delivered to that party within 5 Business Days of request being made. If the original is not delivered any party which accepts a facsimile copy may in any proceeding produce the facsimile copy. In such case no party may object to such copy being produced as an original and all parties shall be deemed to have waived

Agreement for Sale and Purchase of Shares                                     18


          any law of evidence or other requirement that an original be produced as evidence of the existence or contents of the original.

     14.3 Parties Bound: Each party shall only become bound by this Agreement when it has been executed by or on behalf of such party.

                                   Schedule 1

                             Warranties (clause 7.1)


1.   General

     1.1 Disclosure Letter: All information contained or referred to in the Disclosure Letter is true complete and accurate in all respects. The Vendor is not aware of any other fact or matter which renders or might upon its disclosure render any such information misleading.

     1.2  Agreement:  The provisions of the recitals to this  Agreement,  clause
          1.1 of this Agreement and all information contained in the Schedules and Annexures to this Agreement are complete and correct in all respects.

     1.3 Information Supplied: To the best of the knowledge of the Vendor all information contained in any written documentation or communication supplied by or on behalf the Vendor to the Purchaser in the course of the Purchaser's due diligence investigation or in discussions or negotiations leading to the signing of this Agreement, including advice, answers to questions, information, books and papers given or shown to the Purchaser and/or any of its employees or representatives by or on behalf of the Vendor is accurate and not misleading in its context whether by omission or otherwise. The Vendor is not aware of any fact or matter not disclosed to the Purchaser which renders any such information untrue, incorrect or misleading.

     1.4 All Necessary Disclosures Made: All the facts and circumstances relating to the Shares and to the assets, business and affairs of the Company material for disclosure to an intending Purchaser of the Shares have been fully and fairly disclosed to the Purchaser or its advisers. Any such material facts arising prior to Completion will forthwith be disclosed in writing to the Purchaser or its advisers.

     1.5 Constitution: The Constitution of the Company to be handed to the Purchaser will be an accurate copy or an original, if available, of the document in force at Completion and will have annexed a copy of every resolution required to be annexed by the Companies Act 1993.

2.   Shares

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Agreement for Sale and Purchase of Shares                                     19


     2.1 Shares: The Shares constitute the whole of the issued and allotted share capital of the Company. They are and will be on Completion held by the Vendor in the Vendor's own right.

     2.2 Encumbrances: There is not any and will not at Completion be any Charge on, over or affecting the Shares. There is no agreement or commitment to give or create any such Charge and no demand has been made by any person claiming to be entitled to any such Charge.

     2.3 No Subsidiaries: The Company never has had and does not have and will not prior to Completion without the prior written consent of the Purchaser create or acquire any Subsidiary or any shares in any other company.

     2.4 No Increase in Capital: The Company has not since the Last Accounting Date and will not pending Completion increase its share capital or subdivide, amalgamate, or consolidate the Shares or any of them.

     2.5  No Decrease in Capital: The Company has not at any time:

        2.5.1 Repaid or agreed to repay or redeem or buy back or repurchase any shares of any class of its share capital or otherwise reduced or agreed to reduce its issued share capital or any class of its share capital

        2.5.2   Amalgamated or agreed to amalgamate with any other company.

     2.6  No Related Companies: The Company has no Related Companies

     2.7 No Change of Capital Structure or Name: The Vendor will not permit to be passed before Completion any resolution by the Company:

        2.7.1   Altering its share capital;

        2.7.2 Altering the rights or obligations attaching to any of the Shares;

        2.7.3   Changing its name;

        2.7.4   Altering its Constitution.

3.   Records

     3.1 Books of Account: All the Business Records and Statutory Books are in the Company's possession or under its control and have been fully and correctly completed and will pending Completion continue to be so completed.

     3.2 No Material Discrepancies: There are and will pending Completion be no material inaccuracies or discrepancies of any kind contained or reflected in any of them. They give and reflect and at Completion will give and reflect a true and fair view of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors, work in progress and stock.

Agreement for Sale and Purchase of Shares                                     20


     3.3 Retention of Records: The Company holds and will on Completion have in its possession all books of Account and other records which it is bound by law to retain in its possession either indefinitely or for a particular period or periods of time.

4.   Financial Statements:

     4.1 True and Fair View: The Financial Statements are complete and accurate and give and reflect and will at Completion give and reflect a true and fair view of the Company, its activities and its financial status in all respects.

     4.2  Comply  with  Statute:   The  Financial  Statements  comply  with  all
          applicable requirements of the Companies Act 1993 and the Financial Reporting Act 1993.

     4.3 GAAP: The Financial Statements have been prepared in accordance with generally accepted accounting practice as that term is defined in the Financial Reporting Act 1993 and to the extent consistent with such generally accepted accounting practice on a basis consistent with that adopted for preceding accounting periods.

     4.4 No Unusual or Extraordinary Items: The Financial Statements are not affected by any unusual extraordinary exceptional or non-recurring items or by any other factor rendering the results set out in the Financial Statements (or any of them) unusually better or worse than they (or any of them) might otherwise be or have been.

     4.5 Financial Position: The Financial Statements properly reflect the financial position of the Company as at the Last Accounting Date and of its results for the accounting period ending on that date.

     4.6 Full Disclosure: The Financial Statements fully disclose all the assets and liabilities (whether ascertained, contingent, deferred or otherwise and whether or not quantified or disputed) of the Company as at the Last Accounting Date and make full provision and/or reserve for all such liabilities.

     4.7 Provisions for Losses: The Financial Statements make full provision for any foreseeable losses which may arise on Completion and/or on realisation of stock and/or on Completion of any existing or proposed contract.

     4.8 Provision for Bad Debts: The Financial Statements make adequate provision for all bad and doubtful debts of the Company and for depreciation of the fixed assets of the Company having regard to their original cost and estimated useful life.

     4.9 Financial Commitments: The Financial Statements fully disclose all financial commitments in existence as at the Last Accounting Date.

5.   Period Between  Agreement and Completion:  From the Last Accounting Date to
     Completion:

Agreement for Sale and Purchase of Shares                                     21


     5.1 Conduct of Business: The Company has carried on and will carry on its business in an efficient normal and proper manner so that the financial standing and position of the Company as at Completion will not have deteriorated materially from that disclosed in the Financial Statements;

     5.2 Liabilities: The Company has not incurred and will not incur any liability (whether contingent or otherwise) and has not made any payments except in the normal and ordinary course of business;

     5.3 Disposals: The Company has not disposed of and will not dispose of any material portion of its undertaking or any material part of its fixed assets or any of its goodwill;

     5.4 Acquisitions: The Company has not acquired any assets of a capital nature and will not acquire any assets of a capital nature exceeding $5,000 in value without the Purchaser's prior consent;

     5.5 Revaluations: The Company has not revalued upwards and will not revalue upwards any of its assets;

     5.6 Capital Investments: The Company has not entered into and will not enter into any material capital investment or commitment in excess of $10,000 in aggregate or any major transaction as that term is defined in section 129(2) of the Companies Act 1993;

     5.7 Dividends: The Company has not declared, paid or made and will not declare, pay or make any dividend, bonus or similar distribution;

     5.8 Insurance: The Company has kept and will keep effectively insured to the full insurable amounts all assets and undertaking of the Company against all normal insurance risks including reasonable loss of profits insurance;

     5.9 Terms of Trade: The Company has not made or permitted and will not make or permit any change to any of its product lines or to the terms or conditions of any agency held by the Company or to the selling prices or terms and conditions of sale of any products or services of the Company;

     5.10 Turnover: The Company has attained a turnover no less than that for the corresponding period in the previous financial year;

     5.11 Deposits: The Company has deposited and will deposit all amounts received by it to the credit of its bank account and such amounts appear in the appropriate books of Account;

     5.12 Debts: The Company has paid and will continue to pay all its debts as they fell or fall due.

6.   Non-Disclosure of Liabilities

     6.1 If it is discovered before or after Completion that the Company had a liability at the Completion Date (whether contingently or otherwise) to any person prior to

Agreement for Sale and Purchase of Shares                                     22


          the Completion Date except in the ordinary course of business which liability has not been fully disclosed to the Purchaser, then without prejudice to any other rights of the Purchaser, the Vendor will immediately upon demand by the Purchaser, pay to the Purchaser the amount of each such liability after deducting from each such liability any saving to the Company in Taxation as a result of such liability. For the purposes of this clause:

     6.2 The word liability shall include liability for or in respect of Taxation or any re-assessment of Taxation which the Company may be required to pay in respect of any period prior to the Completion Date and which has not been so fully disclosed and any amount whatsoever (including all Costs in connection therewith) arising out of any occurrence or happening which shall have taken place prior to the Completion Date;

     6.3 Provision of any amount by way of note to the Financial Statements shall not be deemed to be provision of that amount in the Financial Statements.

7.   Stock

     7.1 Valuation: The methods of valuing stock and work in progress as at the Last Accounting Date (which included a physical stocktaking) were the same as those adopted for the 3 immediately preceding financial years. All redundant and obsolete stock was wholly written off, all slow moving stock was written down appropriately and the value attributed to the remaining stock did not exceed the lower of direct cost or net realisable value.

     7.2 Changes to Stock Since Last Accounting Date: The stock on hand at Completion will comprise the stock as at the Last Accounting Date less stock sold and with the addition of stock bought in the ordinary course of business since that date. No stock currently held other than that written off or written down in the Financial Statements or which are service spares, is slow moving, out of date or fashion, redundant or obsolete or which will not realise its book value within 12 months of the Completion Date.

8.   GST

     8.1  Registration:  The Company is  registered  for the purposes of the GST
          Act.

     8.2 Not a Member of a Group: The Company has not at any time been a member of a Group or been treated as a member of a Group for GST purposes. No application for it to be so treated has at any time been or pending Completion will be made. No act or transaction has been or pending Completion will be effected which will result in the Company being held liable for any GST chargeable against some other company.

     8.3 Compliance with GST Act: The Company has complied and pending Completion will comply in all respects with the GST Act legislation.

Agreement for Sale and Purchase of Shares                                     23


     8.4 Maintenance of Records: The Company has given obtained made and maintained and pending Completion will give, obtain, make and maintain complete correct and up to date invoices, records and other documents appropriate or requisite for the purposes of the GST Act.

     8.5 No Arrears: The Company is not and will not pending Completion be in arrears with any payment or returns under the GST Act or liable to any abnormal or non-routine payment or any forfeiture or penalty or to the operation of any penal provision and where payment is not yet due or receivable has provided for such payment.

     8.6 All Supplies Taxable: All supplies made and to be made pending Completion by the Company are taxable supplies and the Company is not and will not pending Completion be denied credit for any input tax.

9.   Taxation

     9.1 Returns Made: All forms, notices, elections, computations, payments (including, without limitation, any fines or penalties) and returns which should be made by the Company for any Taxation purpose have and will at Completion have been made and are and will be up-to-date, correct and on a proper basis and none of them is now the subject of any dispute with the Inland Revenue Department or any other Taxation collection agency. In particular the returns in relation to provisional Taxation will not give rise to any assessment, adjustment or set-off (including any claim for interest on unpaid Taxation) by the Inland Revenue Department.

     9.2 No Knowledge of Dispute: There is no fact known to the Vendor after making due enquiry which might be the occasion of any dispute with the Inland Revenue Department or any other Taxation collection agency or a claim for Taxation in respect of any period prior to the Completion Date which is not provided for in the financial statements for the Company as at the Last Accounting Date.

     9.3 Provision in Financial Statements: Full provision and reserves were made in the Financial Statements in respect of all Taxation liabilities to or for which the Company was at the Last Accounting Date or at any time since may have become or may become liable to be assessed or charged or to pay. Provision of any amount by way of a notice to the Financial Statements shall not be a provision for the purposes of this paragraph.

     9.4 No Non-commercial Transactions: The Company has not at any time entered into a transaction or series of transactions containing steps inserted without any commercial or business purpose apart from the obtaining of a Taxation or stamp duty advantage.

     9.5 Debtors Recorded Appropriately: All amounts included in the Financial Statements or (in the case of an amount arising after the date of the Financial Statements) in the books of the Company as due from Debtors represent amounts actually invoiced by the Company to such debtors not earlier than 3 months prior to the Last Accounting Date (or in the case of an amount arising after the date of

Agreement for Sale and Purchase of Shares                                     24


          the Financial Statements not earlier than 3 months prior to the date on which it was recorded in the books of the Company). No part of such amounts still outstanding has been released on terms that any debtor pays less than the full book value of its debt or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable or has been compromised on any terms.

10.  Loans

     10.1 No Undisclosed Loans: The aggregate amount appearing in the Financial Statements as being outstanding in respect of loans owing by the Company was at the Last Accounting Date the aggregate of all loans or financial accommodation of whatever nature from any source so outstanding.

     10.2 Loans Within Corporate Powers: Such aggregate did not (and the amount outstanding in respect of loans owing by the Company does not and will not at Completion) exceed any limitation on the Company's borrowing contained in its Constitution or in any loan offer, facility letter, debenture or other deed or document executed by it or, in the case of borrowings on overdraft, its overdraft facilities.

     10.3 Loans from Directors or Shareholders: All amounts outstanding and appearing in the books of the Company as loan accounts or as due to directors or shareholders wholly represent money or money's worth paid or transferred to the Company as the case may be or remuneration accrued due and payable for services rendered and (save for such remuneration) no part thereof has been provided directly or indirectly out of the assets of the Company.

     10.4 No Repayments: The Company has not repaid and pending Completion will not repay any loans or other financial accommodation in whole or in part nor has it by reason of any default by it in any of its obligations become bound or liable to be called upon to repay prematurely any loans or borrowed moneys and pending Completion no such default will occur.

11.  Liabilities and Commitments

     11.1 No Capital Commitments: Since the Last Accounting Date the Company has not except in the ordinary course of business made any capital expenditure or incurred any capital commitments nor has it disposed of or realised any substantial capital assets or any interest in such assets. The Company has no outstanding capital commitment and pending Completion no capital commitments or disposals of capital assets or land or any estate or interest in such assets or land will be undertaken by the Company without the prior written consent of the Purchaser.

     11.2 No Guarantees: The Company is not and will not prior to Completion become a party to any contract of guarantee or indemnity.

Agreement for Sale and Purchase of Shares                                     25


     11.3 No Material Contracts: The Company has not entered into and will not enter into any material contract (including the granting of options to purchase or Charges over all or any of the Company's assets) except in the normal and ordinary course of business. The Company has not and will not become a party to any unusual, abnormal or onerous contract or agreement whatsoever except as disclosed to the Purchaser or as approved by the Purchaser.

     11.4 No Long Term Contracts: The Company is not and will not on Completion be a party to any contract of service or supply which cannot be terminated by not more than 1 month's notice without giving rise to any claim for damages or compensation.

     11.5 No Commitments since Last Accounting Date: The Company has not since the Last Accounting Date been and will not at Completion be a party to any contract, commitment or arrangement of any nature except such as have been entered into in the normal and ordinary course of trading and are capable of being wholly satisfied or performed within 3 months from Completion or of being terminated within such period without cost to the Company.

     11.6 No Arrangements: The Company is not and will not on Completion be a party to any joint venture, partnership, syndicate or other consortium arrangement.

     11.7 No Agents: No person is authorised to act as agent for the Company or otherwise to bind the Company other than the directors of the Company acting as a board. The Company has not appointed any agents, distributors or managers in respect of any of its products or services in any part of the world.

     11.8 No Default under Agreements: The Company is not now, nor pending Completion will it become, in default under any agreement to which it is or may become a party or in respect of any other obligations binding upon it. No event has occurred which would enable any third party to terminate any contract or any benefit enjoyed by the Company.

12.  Employees

     12.1 Full Disclosure of Terms: Full disclosure in writing of the current rate of remuneration, fees and expenses payable to each officer and employee of or consultant to the Company and the terms of such employment or consultancy (including obligations in respect of any directors' or officers' keyman or indemnity insurance) have been made to the Purchaser in writing. No such officer or employee or consultant has given notice or is under notice of dismissal or termination of employment of any consultancy agreement.

     12.2 No Amounts Due: No amounts are due to or in respect of any former officer or employee or consultant and there are no outstanding arrears of salary, wages, fees, holiday pay or other remuneration.

     12.3 No Industrial Disputes: The Company is not involved in any industrial or trade dispute or any dispute with any trade union or organisation or body of employees.

Agreement for Sale and Purchase of Shares                                     26


     12.4 No Changes: No change has been made in the terms of employment or consultancy by the Company of any person who was employed at the Last Accounting Date. Pending Completion the Company will not without the Purchaser's prior written consent engage any new employee or consultant.

     12.5 No Other Payments: No moneys other than in respect of remuneration or emoluments of employment or fees are payable to or for the benefit of any director or officer of the Company.

     12.6 No Profit Sharing: The Company is not and will not prior to Completion become a party to any agreement with any director, officer, employee or consultant of the Company under which any such person is entitled to a share of profits of the Company or to any bonus calculated on profits or to participate in any share incentive scheme or share option scheme or similar arrangement. No pensions, retiring allowances or other benefits are or will be payable by the Company to any director, officer or employee of the Company during such person's employment or consultancy.

     12.7 No Schemes: There are not now and will not on Completion be in existence any retirement, death or disability benefit schemes for directors or employees or any obligations to or in respect of any present or past directors or employees with regard to retirement, redundancy, death, sickness or disability pursuant to which the Company is or may become liable to make any payments.

     12.8 No Breaches of Contract: Since the Last Accounting Date no liability has been incurred or payment made by the Company for breach of any contract (whether express or implied) of service, for redundancy or for compensation for loss of office or wrongful dismissal or in respect of retirement, death, sickness or disability. No gratuitous payment has been made or will prior to Completion be made or promised by the Company to or in respect of any director or employee.

     12.9 No Liability for Leave Payments: The Company is not and will not at Completion be under any liability to any person in respect of long service leave or accrued annual leave.

    12.10 Compliance with Legislation: The operation of the business of the Company and the terms on which the employees of the Company were recruited and are employed to the extent that they are required to comply and will at Completion comply with the Employment Contracts Act 1991, the Equal Pay Act 1972, the Human Rights Act 1993, the New Zealand Bill of Rights Act 1990, the Wages Protection Act 1983, the Holidays Act 1981, the Health and Safety in Employment Act 1992 and all applicable legislation governing employment and safety of employees.

13.  Statutory Obligations

     13.1 Holding of Licences: The Company holds and will on Completion be in possession of all current licences (including import licences and concessions, if any) consents, authorities and permits from or issued by any Governmental Department, municipal or local body or other authority whether in respect of the

Agreement for Sale and Purchase of Shares                                     27


          plant, machinery, buildings or other assets of the business or otherwise necessary or required to enable it to carry on its business fully and effectively. The Company has not had notice that any such licences, consents, authorities or permits are being or are likely to be withdrawn or in any manner qualified whether by reason of the sale of the Shares or otherwise howsoever.

     13.2 No Requisitions: There has not since the Last Accounting Date been and will not on Completion be any unsatisfied requisitions by or dispute with any local body health authority, government or ad hoc authority or other body or official or authority having competent jurisdiction affecting or relating to any of the plant, machinery, buildings or other assets of the business, or the employment of staff by the Company.

     13.3 No Illegal Trade Practices: The Company is not, has not been and will not pending Completion be a party to any agreement, arrangement, understanding or practice which is contrary to the provisions of the Commerce Act 1986, the Fair Trading Act 1986, the Consumer Guarantees Act 1993, or the Privacy Act 1993.

     13.4 No Breach of Statute: The Company has not committed any breach which was unremedied at the Last Accounting Date of any statutory provision, order, bylaw or regulation (in every case whether applicable in New Zealand or elsewhere) binding on or applicable to it with regard to the formation and operation of the Company, the carrying on of the business of the Company or any other matter relating to the Company. The Company has not since such date and will not prior to Completion commit any such breach.

     13.5 All Documents Stamped: All documents which in any way affect the right, title or interest of the Company in or to any of its property, undertaking or assets or to which the Company is a party and which attract stamp duty have been duly stamped. No liability to pay stamp duty will arise as a result of Completion by virtue of any previous transfer of any property, undertaking or assets to the Company in particular but without limitation under section 13(4) of the Stamp and Cheque Duties Act 1971.

     13.6 Compliance with Companies Act: The Company has complied with and will up to Completion comply with all the requirements of the Companies Act 1993 including all requirements for filing of documents with the Registrar of Companies.

     13.7 All Registers Complete: The entries in the Register of Members, Register of Directors and Secretaries, Interests Register, Register of Charges and Register of Directors' Shareholdings of the Company are correct and such registers have been properly kept.

14.  Properties and Assets

     14.1 Title and Compliance: The Company had on the Last Accounting Date and will on Completion have sole title to and possession and control of all the freehold and leasehold properties used or occupied by it free from all leases, tenancies or Charges. Each of the said properties complies and will on Completion comply

Agreement for Sale and Purchase of Shares                                     28


          with the local body code or ordinances affecting the same and with all other statutory, local body and other regulations and requirements.

     14.2 Compliance with Statutes: The Company has to the extent to which it is required to complied with all provisions of the Building Act 1991, Resource Management Act 1991 and all other legislation (including regulations, bylaws, ordinances, codes of practice, circulars and guidance notes made thereunder) relating to building, planning or environmental matters and dealing with (but without limitation) waste, contaminated land, discharges to land or ground and surface water or sewers, emissions to air, noise, dangerous, hazardous or toxic substances and materials, nuisance or health and safety. There are no actions, claims or proceedings (whether actual or potential) existing in relation to such matters nor any liability likely to arise in relation to such matters.

     14.3 Plant and Machinery: The Company's plant and machinery (including fixed plant and machinery) and all equipment, furniture and vehicles taking into account their age and usage are in good repair and condition (fair wear and tear excepted) and in satisfactory working order and none of it is surplus to the Company's requirements.

     14.4 Debts Recoverable: The amount of all debts due or recorded in the Financial Statements or the books of the Company as being due to the Company as at Completion (less the amount of any provision or reserve made in the Financial Statements or the books of the Company in respect of any particular debts) will be good and collectable in full in the ordinary course of business and in any event not later than 6 months after Completion. None of such debts is or will at Completion be subject to any counterclaim or set-off except to the extent of any such provision or reserve.

     14.5 Debtors Recovery: Should any of the debtors of the Company as at the Completion fail to satisfy its liability to the Company in full within 3 months from the Completion Date and the aggregate amount due to such debtors exceeds $3,000, the Vendor will immediately upon demand by the Purchaser pay to the Purchaser (or the Purchaser may deduct from the Consideration) the amount of such excess amount. Following payment of such amount the Purchaser shall be entitled to an assignment of the benefit of such excess debts.

     14.6 Changes  Since the Last  Accounting  Date:  Since the Last  Accounting
          Date:

     14.7 No Write-Offs or Write-Downs: None of the assets of the Company have been written off or written down nor has there been any agreement for the release of any person under liability to the Company;

     14.8 Cash: The Company has neither disbursed nor received any cash except in the ordinary course of its business and amounts received by the Company have been deposited with its bankers and appear in the appropriate books of account;

     14.9 Depletion in Assets: There has been no depletion in the net assets of the Company and they have not been materially diminished by the negligent, wrongful or fraudulent act of any person;

Agreement for Sale and Purchase of Shares                                     29


    14.10 GAAP: Everything which should according to generally accepted accounting practices (as defined in the Financial Reporting Act 1993) have been written up or recorded in the Statutory Books and financial records of the Company with respect to the assets of the Company has been written up and recorded;

    14.11 Compliance with Notices: There have been no notices, claims or demands served on the Company in respect of any of its assets which have not been fully complied with.

15.  Intellectual Property

     15.1 All Intellectual Property Included: The Consideration for the Shares is assessed on the basis that all licences and all Intellectual Property or other similar rights relating to the business of or used by the Company, if any, are at present owned solely and beneficially by the Company. All of such rights shall remain the property of the Company to the intent that the Company shall be the sole unencumbered and undisputed owner of all such things as at Completion.

     15.2 No Intellectual Property Agreements: The Company has not entered into any agreement or arrangement for the provision of technical information or assistance or granting rights in respect of any patents, trade marks or registered designs or copyright. To the best of the Vendor's knowledge and belief the operations of the Company do not infringe any patent or other intellectual property right of any kind vested in any other party.

     15.3 Disclosure of Intellectual Property: Full details of all Intellectual Property owned or used by the Company have been given to the Purchaser. No person has been authorised to make any use whatsoever of any Intellectual Property owned by the Company. The Company has not disclosed (except in the ordinary course of its business) any of its know-how, trade secrets, technical processes, confidential information, Intellectual Property or lists of customers or suppliers to any other person.

     15.4 Use of Names: The Company is entitled to use its trade names in those parts of the world in which it currently conducts its business or its products are sold to its customers. No person has been authorised to make any use whatsoever of any such name. The use of such names by the Company does not infringe the rights of any other person or entitle any other person to a claim against the Company. No such name is being used, claimed, opposed or attacked by any other person.

     15.5 Name: The Company has not consented to and will not before Completion consent to the adoption of a similar name by any other company or person.

     15.6 Intellectual Property Not Disputed: The Intellectual Property rights of the Company have not been and will not at Completion be challenged or disputed by any third party. The is not aware of any facts or circumstances which might entitle a third party to challenge the Company's ownership or use of the Intellectual Property used in the business.

Agreement for Sale and Purchase of Shares                                     30


16.  Commercial Matters

     16.1 All Actions Indemnified: There is no cause of action in respect of which the Company is not fully indemnified which could and might be used for the purpose of commencing proceedings either civil or criminal.

     16.2 No Legal Proceedings: The Company is not engaged in any Proceedings whatsoever nor are any Proceedings of any kind being taken against it nor is the Vendor aware of any Proceedings against the Company pending or threatened.

     16.3 No Breaches of Contract: The Company is not and will not on Completion be in breach of any contract, commitment or arrangement of any nature whatsoever to which it is now or will then be a party and is not and will not on Completion be a party to any contract, commitment or arrangement which may be unenforceable by the Company by reason of the transaction being voidable at the instance of any other party or ultra vires, void or illegal.

     16.4 Insurance: Full details of all insurance policies maintained by the Company have been supplied to the Purchaser. All such insurances are now in force and all premiums due have been paid. Pending Completion the Company shall not permit any of its insurances to lapse or do or omit to do anything the doing or omission of which would make any such policy of insurance void or voidable or would or might result in an increase in the rate of premiums. No claims are outstanding and nothing has occurred to give rise to any such claim.

     16.5 No Notice from Lenders to Repay: The Company has not received notice (whether formal or informal) from any lenders of money to the Company requiring repayment or intimating the enforcement by such lenders of any security which they may hold over any assets of the Company. The Vendor is not aware of any circumstances likely to give rise to any such notice being given or which would enable any such notice to be given.

     16.6 Effect of Acquisition of Shares: The Vendor has no reason to believe that as a result of the proposed acquisition of the Shares by the
          Purchaser:

     16.7 No Cessation of Supplies: Any supplier of the Company will cease supplying the Company or may substantially reduce its supplies to the Company or alter the terms on which it supplies the Company; or

     16.8 No Cessation of Custom: Any customer of the Company will terminate any contract with the Company or cease or materially reduce its business with it; or

     16.9 No Notice of Termination of Employment: Any officer or senior employee of the Company will give notice of termination of his or her employment with the Company; or

    16.10 No Termination of Contracts: Any of the licences, consents, approvals, agreements or contracts currently granted to or entered into by the Company required in connection with the carrying on of its business in the manner in which it has been carried on at any time during the 2 years prior to the date hereof will be withdrawn, cancelled or be capable of termination.

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Agreement for Sale and Purchase of Shares                                     31


    16.11 Arm's Length Supplies: All supplies of goods or services to the Company are purchased by the Company direct from manufacturers or suppliers on an arm's length basis and no commissions or similar payments are made to the Vendor or any other intermediaries in respect of such supplies.

    16.12 No Outstanding Offers: No offer, tender or the like given or made by the Company and still outstanding is capable of giving rise to a contract merely by any unilateral act of a third party.

    16.13 No Liabilities: The Company does not have and at Completion will not have any outstanding debts, liabilities, contracts or engagements, guarantees, undertakings or liabilities (including contingent liabilities) other than liabilities implied by statute or disclosed in the Financial Statements or incurred in the ordinary and proper course of its trading business.

    16.14 Continuance of Name: The Company does not and pending Completion will not use on its letterheads, brochures, sales literature, books or vehicles or otherwise carry on its business under any name other than its corporate name.

    16.15 Electronic Storage: The Company has not and will not pending Completion have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise dependent upon or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company. There has been no breach of any service or maintenance contract relevant to any such electronic, mechanical or photographic process or equipment whereby any person or body providing services or maintenance thereunder may have the right to terminate such service or maintenance contract.

    16.16 Transactions with Associated Persons: The Vendor and his Associated Persons have not entered into and will not prior to Completion enter into any loan, borrowing, agreement or other arrangement with or on behalf of the Company (other than as employee of the Company on terms fully disclosed to the Purchaser) and are not and will not at Completion be interested, whether directly or indirectly, in or have any Charge over any of the assets of the Company.

17.  Corporate Matters

     17.1 Share  Capital:   There  is  not  now  outstanding  and  will  not  be
          outstanding at Completion in respect of the Company any option or agreement under which any person has or may in any circumstances have or acquire the right to subscribe for or purchase any share or loan capital of the Company or to convert

     17.2 Attorneys: The Company has not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of employees to enter into routine trading contracts in the normal course of their duties) nor will it do so prior to Completion.

Agreement for Sale and Purchase of Shares                                     32


     17.3 Officers: Since the Last Accounting Date no appointments or removals of any officers of the Company have been made.

     17.4 Ultra Vires Contracts: To the best of the Vendor's knowledge and belief none of the activities or contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract or covenant.

Agreement for Sale and Purchase of Shares                                     33


                                   Schedule 2

                                   (clause 8)

1. Warranty Limitations: Notwithstanding any other provisions of this Agreement, the Vendor shall not be liable in respect of any Proceedings or Costs for breach of any of the Warranties or other breach of this
     Agreement:

     1.1 Notice: Unless, promptly after the Purchaser becomes aware or ought to have become aware of any breach, they shall have received from the Purchaser written notice containing full details of the relevant Proceedings including, if practicable, the matter or default which gives rise to the Proceedings, the breach that results and the amount claimed in respect of the Proceedings:

        1.1.1 Other than Taxation: in the case of any of the Warranties other than Warranties in relation to Taxation, within a period of 2 years after Completion; or

        1.1.2 Taxation: in the case of any of the Warranties in relation to Taxation, within a period ending the earlier of the date 7 years after Completion and the date falling six weeks after the date on which any relevant statutory limitation period in the jurisdiction relevant to the Taxation Proceedings shall expire;

     and (unless the relevant Proceedings shall have been withdrawn or satisfied) action in a court of competent jurisdiction in respect of such breach shall have been commenced within 1 year after receipt of such notice;

     1.2 Aggregate of Warranties to Exceed Specified Amount: Unless the aggregate amount of the liability of the Vendor breach of Warranties exceeds $5,000;

     1.3 Limit for Single Proceedings: Unless, in respect of any single breach of any of the Warranties, the amount of the liability of the Vendor exceeds $1,000;

     1.4 Exclusion where Covered by Insurance: If and to the extent that (after taking account of related Costs and any normal excess in such policy) recovery is made by the Purchaser or the Company under any policy of insurance effected by or for the benefit of the Company in respect of any of the subject matters of such Proceedings;

     1.5 Exclusion where Recovery under Another Agreement: If and to the extent that those Proceedings or Costs occasioned thereby has been recovered under any other agreement entered into between the parties and vice versa;

     1.6 Provisions Made in Account: If and to the extent that proper provision or allowance therefor has been made in the Financial Statements;

Agreement for Sale and Purchase of Shares                                     34


     1.7 Subsequent Changes: If and to the extent that such Proceedings and any Costs in connection therewith arise or is increased as a result of:

        1.7.1 Any alteration in rates of Taxation after the date of this Agreement with retrospective effect or the withdrawal after the date of this Agreement of any published extra-statutory concession or the alteration after that date of any published statement of practice of the relevant revenue authority; or

        1.7.2 The passing of, or any change in, any legislation after the date of this Agreement; or

        1.7.3 Any change in accounting policy or practice of the Company after Completion including any changes in methods or practices in relation to stock valuation;

        1.7.4 Any voluntary act or omission or transaction of the Purchaser or the Company after Completion otherwise than in the ordinary course of the Company's business as carried on at the date of this Agreement including (without limitation):

        1.7.5   The payment of any unusual or abnormal dividend by the Company;

        1.7.6 A change of the date up to which the Company makes up its Statutory Books;

        1.7.7   The cessation of any business carried on by the Company;

     1.8 Liability Disclosed: If and to the extent the facts, matters or circumstances giving rise to the breach are referred to in the Disclosure Letter or any document disclosed with the Disclosure Letter or in any document disclosed to the Purchaser or any officer of or professional adviser to the Purchaser in relation to this Agreement and such facts, matters or circumstances are accepted by the Purchaser in writing as not being subject to the Warranties;

     1.9 Utilisation of Taxation Relief: In the case of a Proceedings arising in connection with a payment of Taxation, if and to the extent that such payment could have been avoided by the utilisation of trading losses or other relief from Taxation (other than trading losses, or other relief arising after the Last Accounting Date) available to the Company;

     1.10 Over Provision in Financial Statements: If and to the extent that there is any over provision in respect of any matter included in the Financial Statements;

     1.11 Pursuant to Agreement: If and to the extent that such matter giving rise to the Proceedings properly falls to be done in implementing the terms of this Agreement;

2. Limitations Separate and Independent: For the avoidance of doubt each of the above paragraphs of this Schedule shall be construed as being separate and

Agreement for Sale and Purchase of Shares                                     35


     independent and none of them shall be construed as limiting the effect of any other.

3. Recovery from Third Party: If the Vendor pays an amount pursuant to Proceedings in respect of breach of any of the Warranties and the Company or the Purchaser has a right of reimbursement against any person other than the Company in respect of or relating to those Proceedings, the Company or the Purchaser shall (subject to the Company or the Purchaser, as the case may be, being indemnified to its reasonable satisfaction by the Vendor against all reasonable Costs) take all reasonable steps or proceedings to enforce such right. If the Purchaser subsequently recovers such reimbursement from such third party, the Purchaser shall forthwith repay to the Vendor as the case requires such part of the amount paid by either of them by way of damages for breach of that Warranty as equals the amount which is so recovered by the Purchaser in respect of the facts, matters or circumstances giving rise to the breach of that Warranty (after taking account of the Costs of recovery and (if appropriate) any Taxation arising solely as a result of the recovery).

4. Conduct of Proceedings by the Vendor: The Purchaser shall give and shall procure that the Company shall give, to the Vendor full facilities to investigate any Proceedings and the extent of possible liability under the Warranties and at the request of the Vendor shall (subject to the Purchaser being indemnified as to any reasonable Costs which may be incurred thereby) allow them at their own expense to participate in, or have the conduct of (as they may elect), all proceedings of whatsoever nature against the relevant third party arising out of, or in connection with such Proceedings or dispute, in the name of the Company or the Purchaser as it may consider necessary in order to mitigate any Proceedings or Costs arising under this Agreement. Neither the Purchaser nor the Company shall accept or pay or compromise any such liability or Proceedings as is referred to above without the Vendor either consenting to such action or having a reasonable opportunity to resist the same.

5. No Double Liability: No liability shall attach to the Vendor for any loss resulting from any breach of the Warranties or otherwise under this Agreement to the extent that the same loss has been recovered by the Company or the Purchaser under any indemnity under this Agreement. No liability shall attach to the Vendor under any indemnity to the extent that the same loss has been recovered by a claim under a Warranty.

6. Insurances: If, in respect of any claim against the Vendor which may arise in respect of this Agreement, the Purchaser or the Company is entitled to claim under any policy of insurance, then the Vendor shall not be liable in respect of such claim until a claim has been made under such policy. Any claims against the Vendor shall be reduced by any amount actually recovered under any such policy.

Agreement for Sale and Purchase of Shares                                     36

Agreement for Sale and Purchase of Shares                                     37


                                   Schedule 3

Item 1.   Consents (clauses 9.1.3 - 9.1.6)

          Nil

Item 2.   Guarantees (clause 4.2)

          Nil

Agreement for Sale and Purchase of Shares

                                    ANNEXURE

1.    Financial Statements (clause 1.1)

Agreement for Sale and Purchase of Shares

                                    ANNEXURE

2.    Form of Escrow Agreement (clause 1.1)

EXECUTED by the parties.

--------------------------------------------------------------------------------
SIGNED by BCA CONSULTING LIMITED by two of its directors:


Signature: /s/ BC Arthur              Signature: /s/ SM Arthur
          ---------------------------           --------------------------------
           BC Arthur - Director                  SM Arthur - Director


--------------------------------------------------------------------------------

SIGNED by GMK CONSULTING LIMITED by its sole director:

Signature: /s/ HG Miles
          ---------------------------
           HG Miles - Director

--------------------------------------------------------------------------------
whose signature was witnessed by:


Signature: /s/ Jonah Merchant           Name:    Jonah Merchant
          ---------------------------           --------------------------------

Occupation: Project Manager             Address: 103 Old Mill Rd., Westmere
           --------------------------           --------------------------------
                                                 Auckland

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
SIGNED by BLACK SHEEP CONSULTING LIMITED by two of its directors:


Signature: /s/ GP Woolley             Signature: /s/ FH Woolley
          ---------------------------           --------------------------------
           GP Woolley - Director                 FH Woolley - Director

--------------------------------------------------------------------------------

Agreement for Sale and Purchase of Shares                                      2


--------------------------------------------------------------------------------
SIGNED by BROCKER TECHNOLOGY GROUP (NZ) LIMITED by two of its directors:


Signature: /s/ MB Ridgway                  Name:  MB Ridgway
          ---------------------------           --------------------------------
           Director


Signature: /s/ R. Justice                  Name:   R. Justice
          ---------------------------           --------------------------------
           Director

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
SIGNED by BROCKER INVESTMENTS LIMITED by two of its directors:


Signature: /s/ MB Ridgway                  Name:  MB Ridgway
          ---------------------------           --------------------------------
           Director


Signature: /s/ R. Justice                  Name:   R. Justice
          ---------------------------           --------------------------------
           Director

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
SIGNED by GREGORY PETER WOOLLEY:


Signature: /s/ GP Woolley
          ---------------------------
           GP Woolley - Director

--------------------------------------------------------------------------------
whose signature was witnessed by:


Signature: /s/ Jonah Merchant           Name:    Jonah Merchant
          ---------------------------           --------------------------------

Occupation: Project Manager             Address: 103 Old Mill Rd., Westmere
           --------------------------           --------------------------------
                                                 Auckland

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SIGNED by BRETT CHRISTOPHER ARTHUR:


Signature: /s/ BC Arthur
          ---------------------------
           BC Arthur - Director

--------------------------------------------------------------------------------
whose signature was witnessed by:


Signature: /s/ Jonah Merchant           Name:    Jonah Merchant
          ---------------------------           --------------------------------

Occupation: Project Manager             Address: 103 Old Mill Rd., Westmere
           --------------------------           --------------------------------
                                                 Auckland

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SIGNED by HAMISH GREGORY MILES:


Signature: /s/ HG Miles
          ---------------------------
           HG Miles - Director

--------------------------------------------------------------------------------
whose signature was witnessed by:


Signature: /s/ Jonah Merchant           Name:    Jonah Merchant
          ---------------------------           --------------------------------

Occupation: Project Manager             Address: 103 Old Mill Rd., Westmere
           --------------------------           --------------------------------
                                                 Auckland

--------------------------------------------------------------------------------


                               (C) Lowndes Jordan
                                   Auckland 2000